Exhibit 21.1

SUBSIDIARIES OF NCS MULTISTAGE HOLDINGS, INC.

Subsidiary	State or Other Jurisdiction of Formation
Pioneer Intermediate, Inc.	Delaware
Pioneer Investment, Inc.	Delaware
Pioneer NCS Energy Holdco, LLC	Texas
NCS Multistage, LLC	Texas
Repeat Precision, LLC	Texas
RJ Machine Mexico, S. de R.L. de C.V.	Mexico
NCS International, LLC	Texas
NCS International 2, LLC	Texas
NCS Multistage Argentina S.R.L.	Argentina
NCS Multistage Inc.	Canada
Spectrum Tracer Services, LLC	Oklahoma
STS Logistics and Analytics, LLC	Oklahoma
STS Holdings, Inc.	Nevada
STS Tracer Services, Ltd.	Canada